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URANIUM RESOURCES, INC.
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Uranium Resources, Inc. 6950 S. Potomac Street, Suite 300 Centennial, Colorado 80112 www.uraniumresources.com

To the Stockholders of Uranium Resources, Inc.:

In connection with the Annual Meeting of Stockholders of Uranium Resources, Inc. (the “Company”) to be held on September 23, 2015, at 9:00 am, local time, the Company has hired Regan & Associates, Inc. (“Regan”) to assist with the solicitation of proxies. The Company has agreed to pay Regan approximately $25,000 for such services.

Uranium Resources, Inc.

August 17, 2015

On August 14, 2015, the Company issued the following press release:

Uranium Resources Reports Second Quarter 2015 Results

CENTENNIAL, Colo., August 14, 2015 — During the second quarter 2015, Uranium Resources, Inc. (NASDAQ: URRE) (URI) announced a transformational and strategic merger (Merger) with Anatolia Energy Limited (ASX: AEK; Anatolia) that will advance uranium production to the near term with the planned construction and start-up of Anatolia’s Temrezli Project in Central Turkey.

The proposed Merger has potential cost saving synergies of up to $11.0 million in capital development costs for the Temrezli Project by relocating URI’s Rosita Processing Plant from South Texas to Temrezli in Central Turkey and by utilizing URI’s internal engineering and design experience to reduce Engineering, Procurement and Construction Management (EPCM) costs.

The combined company will provide shareholders with exposure to an extensive project portfolio of potential near-term, mid-term and long-term uranium projects in the Anatolia region of Central Turkey, and South Texas and New Mexico in the United States.

Business highlights for 2Q 2015 and to date:

•                  On June 3, 2015, URI entered into a binding Scheme Implementation Agreement under which URI proposes to acquire all of the issued and outstanding securities in Anatolia through an exchange of 0.06579 URI share for every one Anatolia share, pending approval by both companies’ shareholders.

•                  In conjunction with the proposed Merger, URI extended a secured loan (Loan) of up to A$2.0 million ($1.6 million) to Anatolia, advancing the first tranche of A$1.0 million ($0.8 million) to Anatolia on June 24, 2015.

•                  On July 6, 2015, URI acquired a comprehensive historical data set with a historic resource estimate of 1.3 million pounds for its Butler Ranch, Texas project as announced in URI’s news release on July 7, 2015. (See Cautionary Note Regarding References to Non-Reserve Mineralized Material.) The data set includes geological and drilling information developed by Conoco, Westinghouse and Susquehanna-Western. (More information about the mineral resources is provided below.)

•                  URI completed the divestiture of its non-core Roca Honda asset to Energy Fuels in exchange for $2.5 million in cash, $375,000 in Energy Fuels’ stock (76,455 UUUU shares) and other consideration as announced in URI’s news release on August 3, 2015.

•                  Net cash used in operating activities was $3.1 million in 2Q 2015 compared with $3.0 million in 2Q 2014.

•                  Cash at the end of 2Q 2015 was $4.5 million compared with $5.6 million at the end of 2014. As of August 10, 2015, current cash totals $5.8 million, including the receipt of $2.5 million on July 31, 2015 from Energy Fuels from the sale of URI’s Roca Honda asset.

Christopher M. Jones, President and Chief Executive Officer of URI said, “We continue to grow the Company through the proposed Merger with Anatolia, which brings forward URI’s ISR production timing with the addition of Anatolia’s low-cost, high-grade Temrezli ISR project. This Merger will create the next low-cost uranium ISR producer, and the first in Turkey.

“In July, we acquired a database including a historic uranium resource estimate for our Butler Ranch properties in South Texas. This was our fourth transaction in the past year designed to transform URI into a uranium producer with a strong pipeline of projects. In addition, our recent Roca Honda sale demonstrated our ability to monetize non-core assets, effectively bringing low-cost uranium production forward in time. We continue to focus on reducing costs in our current and future organization as we plan to close our Merger.”

Financial Overview

URI believes that its current cash balance is sufficient to fund URI’s current activities through the end of 2015.  URI continues to have access to additional funding through its At-The-Market agreement to sell common stock, under which there is approximately $6.0 million available.  Following completion of the Merger, URI will likely need to raise additional funding.  URI is evaluating post-Merger financing options, including those involving the Temrezli Project.

URI’s cash expenditures for general and administrative costs, excluding non-cash stock compensation, and mineral property expenses were $6.0 million in the first half 2015, level with the first half of 2014. Lower cash G&A expenses of $3.9 million in the first half of 2015, despite initial legal and transaction costs related to the Merger, compared with $4.3 million in the first half of 2014 were offset by higher mineral property expenses. Increased mineral property expenses of $2.1 million in the first half of 2015 compared with $1.9 million in first half of 2014 included $0.4 million in new exploration drilling programs at the Butler Ranch and Alta Mesa Este projects in South Texas and some higher land holding costs in Texas.

Net cash used in operating activities was $3.1 million in 2Q 2015 compared with $3.0 million in 2Q 2014. URI spent a total of $406,000 on initial drilling and evaluation work at the Butler Ranch and Alta Mesa Este projects as compared with the proposed $0.8 million allocated for exploration at Butler Ranch and Alta Mesa Este for 2015.

Net loss for the first half of 2015 was $8.3 million against the net loss for the first half of 2014 of $6.6 million, which included a non-cash gain of $1.5 million from derivative instruments and lower interest expense in the first half of 2014. Net loss of $4.6 million in 2Q 2015 is compared with a net loss of $3.1 million in 2Q 2014, which included a non-cash gain in derivative instruments of $0.8 million. Since 1Q 2015, the Company’s convertible Loan Agreement no longer qualifies as a derivative instrument.

Total shares outstanding are currently 30.0 million. After the closing of the Merger with disbursement of shares for the transaction to Anatolia’s shareholders, the total shares outstanding will be approximately 50.5 million.  In addition, approximately 1.0 million to 1.5 million shares will be issued for transaction-related costs which are based on the transaction value determined at the closing date of the Merger.

Tables 1 and 2: Financial Summaries (unaudited)

($ in 000)	June 30, ‘15	March 31, ‘15	Dec. 31, ‘14
Cash and Cash Equivalents	$4,485	$8,381	$5,570
Current Assets	6,031	9,437	6,433
Current Liabilities	2,806	2,645	2,672
Working Capital	3,225	6,792	3,761
Total Assets	42,546	46,023	43,104
Convertible Loan	8,000	8,000	8,000
Total Shareholders’ Equity	$29,357	$33,571	$31,137

($ and Shares in 000, Except Per Share and Uranium Price)	1H 2015	2Q 2015	1Q 2015	1H 2014	2Q 2014	1Q 2014	1H Variance
Net Cash Used in Operations	$(5,835)	$(3,136)	$(2,699)	$(6,782)	$(3,033)	$(3,749)	-14%
Mineral Property Expenses	2,101	1,292	809	1,942	1,062	880	8%
General and Administrative, including Non-cash Stock Compensation	4,501	2,406	2,095	4,799	2,157	2,642	-6%
Non-Cash Interest & Fees Incurred on Convertible Loan	380	180	200	363	138	363	5%
Net Loss	$(8,313)	$(4,552)	$(3,761)	$(6,589)	$(3,128)	$(3,460)	26%
Net Loss Per Share	$(0.29)	$(0.15)	$(0.14)	$(0.28)	$(0.13)	$(0.15)	4%
Avg. Weighted Shares Outstanding	28,184	29,794	26,555	23,495	24,619	22,359	20%
Uranium Average Weekly Spot Price for the Period (source: UxC)	$36.82	$37.41	$37.95	$35.77	$29.65	$35.15	3%
Uranium Long-term Price at Period End (source: UxC)	$46.00	$46.00	$49.00	$45.00	$45.00	$47.00	4%

Merger Update

Key highlights of the Merger include:

•                  The combination of URI’s in-house technical abilities and operational ISR experience and existing ISR processing infrastructure with Anatolia’s high-grade Temrezli Project provides the potential for a fast-track route to low-cost uranium production for both Anatolia and URI shareholders;

•                  Creation of a larger, international uranium development company that is expected to be more favourably positioned with potential utility customers;

•                  Exposure for shareholders to a project portfolio consisting of potential near-term uranium production offered by the Temrezli Project, mid-term and long-term uranium exploration projects in South Texas and New Mexico in the USA, and prospective exploration tenements in the Anatolia region of Central Turkey;

•                  Potential to improve the already strong economics of the Temrezli Project through reducing upfront capital costs and other additional synergies identified through the potential to utilize and relocate URI’s Rosita processing plant in South Texas;

•                  Improved access and greater appeal to global equity capital markets through listings on both the NASDAQ and the ASX, and expected Board representation from the United States, the United Kingdom and Australia;

•                  Strengthened share register through the amalgamation of the shareholders of each of the companies, which includes support from several major institutional shareholders for both companies (see June 3, 2015 news release) and

•                  Formation of a strong platform to continue developing a leading uranium production, development and exploration business through both organic growth and/or further corporate transactions.

Related to the Merger, URI executed a secured Loan whereby URI will provide up to A$2.0 million ($1.6 million) to Anatolia. On June 24, 2015, URI advanced A$1.0 million ($0.8 million) to Anatolia in the first of two tranches under the Loan.

The Loan provides Anatolia with working capital to ensure it progresses its Temrezli Project towards development in advance of the closing of the Merger, in addition to covering costs associated with the Merger. (Please refer to URI’s news release of June 28, 2015 for further details about the Loan.)

Upon both companies’ Merger approvals at their respective shareholder meetings, URI will seek to establish an Australian Securities Exchange (ASX) listing of Uranium Resources, Inc. shares through ASX listed CHESS Depositary Interests (CDIs), such that:

•                  Anatolia common stock shareholders may elect to receive their consideration shares as either URI shares traded on the ASX (in the form of CDIs) or URI shares traded on the NASDAQ Stock Market; and

•                  Anatolia option holders whose options are quoted on the ASX will receive their consideration options as URI options traded on the ASX (in the form of CDIs).

Upon closing of the Merger, URI expects to conduct further engineering work related to the relocation of parts of the Rosita ISR plant as well as satellite ion exchange units to Temrezli and to implement in-house detailed well field design and EPCM engineering. After completing the engineering work, URI expects to produce an updated technical report in the first half of 2016.

Texas & New Mexico Update

URI retains the Kingsville Dome ISR plant in South Texas on standby for a potential restart of production upon a sustained increase in uranium prices. In addition, URI recently purchased a historic Butler Ranch mineral data set to accelerate advancement of the Butler Ranch Project into production within 3-5 years. The Butler Ranch mineral data included:

•                  Historical uranium mineral resource estimates that cite 1,264,100 pounds of U3O8 within 427,100 tons averaging 0.15%, contained on the Company’s Butler Ranch properties (see Cautionary Note Regarding References to Non-Reserve Mineralized Material);

•                  Gamma-ray and geologic logs from more than 2,000 exploration and definition drill holes; and

•                  Maps, cross-sections and other geologic support information.

The historical resource estimates, logs, geological maps and reports were prepared by Conoco, Westinghouse and Susquehanna-Western and were acquired from a private party for $150,000. The parties will later negotiate the details of a 1% royalty on future production from URI’s Butler Ranch properties.

In the coming months, URI will work to confirm these resource estimates through a combination of data review, analysis, follow-up confirmation drilling where required, as well as the utilization of URI’s 2015 drilling program results as previously announced. URI’s intention is to provide an updated estimate of JORC-compliant resources once this analysis is complete.

URI’s mid-term path to production over the next five years features the Butler Ranch Project and Alta Mesa Este Project in South Texas and the Churchrock Project in the Grants Mineral Belt in New Mexico. The Butler Ranch and Alta Mesa Este projects are amenable to ISR and are located within 100 miles of the Kingsville Dome plant.

The large Churchrock Project in New Mexico, which requires a sustained higher uranium price to be economic, has federal permits for annual production of up to 3 million lbs. As part of URI’s recent Roca Honda sale to Energy Fuels, URI received several key blocks of unpatented lode mining claims adjacent to and near the Churchrock Project.

Outlook

URI’s 2015 goals outlined below remain unchanged, with the addition of closing of the Merger.

The Company’s goals for 2015 are to:

•                  Achieve zero lost time incidents,

•                  Complete and evaluate drill results from the phase one exploration drilling programs at Butler Ranch and Alta Mesa Este projects in South Texas,

•                  Establish the scope and timing for phase two exploration programs,

•                  Achieve the targeted cash expenditure level of $9.0 million, excluding the transaction costs for the Merger, Anatolia’s operating costs post-merger and other transactions, and

•                  Increase shareholder value by adding to our portfolio of quality mineralized material and pursuing opportunistic, value-accretive acquisitions and partnering opportunities.

About Uranium Resources

Uranium Resources, Inc. was incorporated in 1977 to explore, develop and recover uranium. Uranium Resources has two licensed and currently idled processing facilities and approximately 17,000 acres of prospective in situ recovery (ISR) projects in Texas. In New Mexico, the Company holds a federal Nuclear Regulatory Commission license to recover up to three million pounds of uranium per year using the ISR process at certain properties and controls minerals rights encompassing approximately 190,000 acres in the prolific Grants Mineral Belt in New Mexico, which holds one of the largest known concentrations of sandstone-hosted uranium deposits in the world. The Company acquired these properties along with an extensive uranium information database of historic drill hole logs, assay certificates, maps and technical reports for the Western United States.

Cautionary Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events or developments that the Company expects or anticipates will occur in the future, including but not limited to statements relating to (i) the consummation and benefits of the Merger; (ii) the potential relocation of the Rosita ISR plant; (iii) the preparation and timing of an updated technical report for the Temrezli project and updated estimates for the Butler Ranch project; (iv) the timing or occurrence of production at or restoration of the Company’s properties; (v) expected reductions in the Company’s operating expenses and cash spend; (vi) the timing, completion and results of exploration drilling at the Company’s projects in South Texas; (vii) the adequacy of funding for the Company, (viii) ability of the Company to raise capital; (ix) additions of reserves and resources, including through acquisitions and partnering opportunities; and (x) the achievement of zero lost time incidents in 2015 are forward-looking statements. Because they are forward looking, they should be evaluated in light of important risk factors and uncertainties.  These risk factors and uncertainties include, but are not limited to (a) the Company’s ability to raise additional capital in the future; (b) spot price and long-term contract price of uranium; (c) the failure to obtain shareholder approval or court or regulatory approval for the Merger; (d) the Company’s ability to reach agreements with current royalty holders; (e) operating conditions at the Company’s projects; (f) government and tribal regulation of the uranium industry and the nuclear power industry; (g) worldwide uranium supply and demand; (h) maintaining sufficient financial assurance in the form of sufficiently collateralized surety instruments; (i) unanticipated geological, processing, regulatory and legal or other problems the Company may encounter, including in Turkey; (j) the ability of the Company to enter into and successfully close acquisitions or other material transactions, and other factors which are more fully described in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

Competent Person

Technical information in this release as well as references to mineral resources in Texas and New Mexico are based on information compiled by Dean T. “Ted” Wilton (CPG-7659), who is Chief Geologist and Vice President of URI, and a Qualified Person under Canada National Instrument 43-101. Mr. Wilton is a Professional Geologist in the State of Wyoming and is a member of a Recognized Overseas Professional Organization (ROPO) as listed by the ASX. Mr. Wilton has over 40 years of experience, which is relevant to the style of mineralization and type of deposit under consideration and to the activity which he is undertaking to qualify as a Competent Person as defined in the 2012 Edition of the “Australasian Code for Reporting of Exploration Results, Mineral Resources and Ore Reserves.” Mr. Wilton consents to the inclusion in this release of the matters based on their information in the form and context in which it appears.

Cautionary Note Regarding References to Non-Reserve Mineralized Material

Estimates of non-reserve mineralized material are subject to further exploration and development, are subject to many risks and highly speculative, and may not be converted to future reserves of URI. Investors are cautioned not to assume that all or any part of such non-reserve mineralized material exists, or is economically or legally extractible. Mineralized material that is not reserves does not have any demonstrated economic viability.

Additional Information About the Merger and Where to Find It

This release is being provided in respect of the proposed acquisition of Anatolia Resources Limited (“Anatolia”) by URI and related matters. In connection with the proposed transaction, URI has filed with the Securities and Exchange Commission (“SEC”) a proxy statement and has mailed or otherwise disseminated the proxy statement and a form of proxy to its stockholders. STOCKHOLDERS AND INVESTORS ARE ENCOURAGED TO READ THE PROXY STATEMENT (AND OTHER RELEVANT MATERIALS) REGARDING THE PROPOSED TRANSACTION CAREFULLY AND IN ITS ENTIRETY, AND BEFORE MAKING ANY VOTING DECISION, AS IT CONTAINS IMPORTANT INFORMATION ABOUT THE TRANSACTION. Stockholders and investors may obtain a free copy of the proxy statement, as well as other filings made by URI regarding URI, Anatolia and the proposed transaction, without charge, at the SEC’s website at www.sec.gov. In addition, documents filed with the SEC by URI are available free of charge on the investor section of URI’s website at www.uraniumresources.com.

URI and certain of its directors and executive officers may be deemed, under SEC rules, to be participants in the solicitation of proxies from URI’s stockholders in connection with the proposed transaction. The names of URI’s directors and executive officers and a description of their interests in URI are set forth in URI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which was filed with the SEC on March 19, 2015, and Amendment No. 1 thereto, which was filed with the SEC on April 30, 2015. Additional information about the interests of potential participants is also contained in the proxy statement and other relevant materials filed with the SEC in connection with the proposed transaction. These documents may be obtained from the SEC website and from URI in the manner noted above.

Contact:

Wendy Yang, Investor Relations

(303) 531-0478

info@uraniumresources.com

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